Trizec Properties, Inc.
Retention Bonus Program and Severance Plan
Summary for Officer-Level Employees
In connection with the execution of the merger agreement with Brookfield Properties, Trizec is pleased to announce that it has adopted a retention bonus program and a severance plan, which includes benefits for officer-level employees of Trizec. Summaries of the benefits are provided here for all officer-level employees, except those whose employment is covered by an employment agreement with Trizec.
The summary of the retention bonus program is subject to the terms and conditions contained in the retention letter recently provided to you. The summary of the severance plan is subject in its entirety to the actual terms of the severance plan, a copy of which is available upon request from Trizec’s Human Resources Department. All officers will be eligible for retention and severance benefits.
The Retention Bonus Program
A retention bonus is payable to each officer-level employee who continues to be actively employed with Trizec’s successor company for the 90 day period following the date of closing of the merger. If you are terminated prior to end of this 90 day period under circumstances that would entitle you to a severance benefit under the severance plan (described below), you will be paid the retention bonus within 10 business days of termination of employment. If you resign or are terminated before the end of this 90 day period under circumstances that do not entitle you to severance benefits under the severance plan, you will not be paid any retention bonus.
The retention bonus, if payable as described above, will be paid in a lump sum calculated as follows:

Retention Bonus Formulation
Years of Service	(In weeks of base salary)
Less than 3	3 weeks, plus 2 weeks per year of service
At least 3, but less than 7	7 weeks, plus 2 weeks per year of service
At least 7, but less than 10	9 weeks, plus 2 weeks per year of service
10 or more	11 weeks, plus 2 weeks per year of service
For purposes of this retention bonus calculation, “years of service” means your most recent continuous years and fractional years of service with Trizec and its subsidiaries. Any fractional year of service will be rounded to the nearest month.
Severance Plan Summary
The key points of the severance plan are as follows:
If your employment is terminated without “cause” (as defined in the severance plan) or you quit for “good reason” (defined as a reduction in base salary, incentive compensation or aggregate employee benefits, or a substantial reduction in responsibilities or areas of supervision, or a requirement to move employment location 35 miles or more from current job site) between June 5, 2006 and the date that is one year after the closing of the merger, you are entitled to the following:
•	A lump sum severance benefit based on position or position and years of service (counting, where applicable, partial years of service pro-rated to the nearest month), as follows:

Executive Vice Presidents; the Senior Vice President, Investment; the Senior Vice President , Investor Relations; the Senior Vice President, Southern California Region and the Senior Vice President, General Counsel (hereafter “Level B Officers”):
•	One year of base pay and bonus.

•	Continued health coverage for a period of one year at your current employee contribution level.

For Senior Vice Presidents (other than those just listed) (hereafter “Level C Officers”):
•	Six months of monthly base salary and monthly pro-rata bonus (hereafter, “monthly compensation”), plus one month of monthly compensation per year of service in excess of two years of service, up to maximum severance benefit of one year of monthly compensation.

•	Continued health coverage for a period of 6 months at your current employee contribution level.
For employees identified as “Level D Officers”:
•	Three months of monthly base salary and monthly pro-rata bonus (hereafter, “monthly compensation”), plus one month of monthly compensation per year of service, up to a maximum severance benefit of six months of monthly compensation.

•	Continued health coverage for a period of 6 months at your current employee contribution level.
•	A pro rata payment of your annual cash bonus (based on the greater of your 2006 target or what you received as a 2005 annual bonus) plus a pro rata payment of the value of stock incentive awards for the portion of the calendar year in which you were employed. You also will receive payment of your accrued and unused vacation.

•	Outplacement assistance consistent with your duties/profession, subject to reasonable limits.

•	To the extent not already paid to you, if you are eligible, you also will receive payment of your retention bonus.
In order to collect a severance benefit, you must sign a waiver and release agreement. The severance plan was effective June 5, 2006 and will remain in effect for one year after the change in control of Trizec becomes effective.
There are different severance arrangements for certain other executive officers that are not included in this summary.
Additional Information About the Merger and Where to Find It
This communication is a result of the proposed merger transaction involving Trizec and affiliates of Brookfield Properties. In connection with the transaction, Trizec will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction.
The final proxy statement will be mailed to Trizec stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at Trizec’s Web site, www.trz.com, or by contacting Dennis Fabro, Senior Vice President, Investor Relations, telephone (312) 798-6000.
Trizec and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding Trizec’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.